Exhibit 10.2
SUBLEASE
THIS SUBLEASE (this “Sublease”) is dated for reference purposes as of February 11, 2023 (the “Effective Date”), and is made by and between ROBLOX CORPORATION, a Delaware corporation (“Sublessor”), and GUIDEWIRE SOFTWARE, INC., a Delaware corporation (“Sublessee”). Sublessor and Sublessee hereby agree as follows:
1.Recitals: A. This Sublease is made with reference to the fact that Franklin Templeton Companies, LLC, as landlord (“Master Lessor”), and Sublessor, as tenant, entered into that certain Office Lease Agreement, dated as of August 11, 2017 (the “Original Master Lease”), as amended by a First Amendment to Office Lease Agreement dated August 30, 2018 (the “First Amendment”), a Second Amendment to Office Lease Agreement dated February 6, 2019 (the “Second Amendment”), a Third Amendment to Office Lease Agreement dated May 29, 2019 (the “Third Amendment”), a Fourth Amendment to Office Lease Agreement dated June 30, 2021 (the “Fourth Amendment”), and a Fifth Amendment to Office Lease Agreement dated October 14, 2021 (the “Fifth Amendment”, and the Original Master Lease, as so amended, the “Master Lease”), with respect to premises located at One Franklin Parkway, San Mateo, California 94403 (the “Premises”). A copy of the Master Lease is attached hereto as Exhibit A. Capitalized terms used but not defined in this Sublease shall have the meanings ascribed to such terms in the Master Lease.
A.Concurrently with the execution of this Sublease, Sublessor and Sublessee are executing an Assignment of Lease (the “Assignment”) with respect to a lease (the “Station 2 Lease”) for certain premises located at 2850 South Delaware Street, San Mateo, California (the “Station 2 Premises”), whereby Sublessee will assign its interest under the Station 2 Lease to Sublessor, subject to the consent of the owner of Station 2 Premises (the “Station 2 Landlord”) under the Station 2 Lease.
2.Premises: Subject to the terms and conditions of this Sublease, Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, a portion of the Premises consisting of approximately 78,911 rentable square feet (“RSF”) of space comprising the entire second and third floors of Building 970 (the “Building”) located at One Franklin Parkway, San Mateo, California (hereinafter, the “Subleased Premises”). The portion of the Subleased Premises located on second floor consists of approximately 40,614 RSF (the “Second Floor Premises”) and the portion of the Subleased Premises located on third floor consists of approximately 38,297 RSF (the “Third Floor Premises”). The Subleased Premises are more particularly described on Exhibit B attached hereto. For the avoidance of doubt, in connection with such subletting referred to in this Paragraph 2, Sublessee shall have any appurtenant rights granted to Sublessor pursuant to the second sentence of Section 3.1 of the Master Lease, as incorporated herein, to the extent applicable to Sublessee’s occupancy of the Subleased Premises, subject to the terms and conditions set forth in this Sublease.
3.Term:
A.Term. The term (the “Term”) of this Sublease shall be for the period commencing on the date that is ninety (90) days following the later of (i) the Third Floor Required Delivery Date, (ii) the date on which Sublessor delivers possession of the Third Floor Premises to Sublessee (the date of delivery, the “Third Floor Delivery Date”), and (iii) the date on which the Contingencies as defined below are satisfied (such later date, the “Commencement Date”), and ending on June 30, 2027 (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms. Notwithstanding the foregoing, the Term of this Sublease shall not commence as to the Second Floor Premises (the “Second Floor Commencement Date”) until ninety (90) days following the later of the Second Floor Required Delivery Date and the date on which Sublessor delivers possession of the Second Floor Premises to Sublessee and references herein to the Subleased Premises shall mean only the Third Floor Premises until the Second Floor Commencement Date. For the avoidance of doubt, a floor of the Subleased Premises shall be deemed delivered when it is vacant (other than the

“Furniture”) and broom clean, Sublessor provides keys or other means of access thereto. As used herein the “Third Floor Required Delivery Date” shall be April 3, 2023 and the “Second Floor Required Delivery Date” shall be July 3, 2023; provided, however if (a) all of the Contingencies are not satisfied by March 1, 2023 or (b), as to the Second Floor Required Delivery Date only, Sublessee fails to deliver the Station 2 Premises by the Required Delivery Date (as defined in the Assignment), the Third Floor Required Delivery Date and the Second Floor Required Delivery Date, as applicable, shall be delayed and extended by one day for each day of delay (without duplication), except that if the Required Delivery Date under the Assignment is delayed as a result of subpart (a) so that such date falls within the periods from May 1 – 4, 2023, or June 5 – 8, 2023, then the Second Floor Required Delivery Date shall be delayed by the same number of days as the Required Delivery Date is delayed as a result thereof.
B.Early Possession. Sublessor shall permit Sublessee to enter each floor of the Subleased Premises following the delivery of each such floor to Sublessee (each such 90-day period being referred to herein as an “Early Access Period”) solely for the purpose of preparing such floor of the Subleased Premises for occupancy (which shall include construction of improvements and office fit out in accordance with this Sublease) and/or for the purpose of conducting business therein, provided (i) the Contingencies have been satisfied, (ii) Sublessee has delivered to Sublessor the first month’s Base Rent payable with respect to the Third Floor Premises only as required under Paragraph 4.C. below and (iii) Sublessee has delivered to Sublessor evidence of all insurance required under this Sublease. Such early entry shall be subject to all of the provisions of this Sublease, except for the obligation to pay Base Rent and that such early entry shall not advance the Expiration Date of this Sublease .
4.Rent:
A.Base Rent. Sublessee shall pay to Sublessor as base rent for the Subleased Premises for each month during the Term the following amounts (“Base Rent”):

Months	Rate Per RSF Per Month	Monthly Base Rent*
Commencement Date – January 31, 2024	$5.6415	$216,052.53 ($445,176.41 (after the Second Floor Commencement Date))

February 1, 2024 - January 31, 2025 February 1, 2025 – January 31, 2026 February 1, 2026 – January 31, 2027 February 1, 2027 – Expiration Date	$5.8390 $6.0433 $6.2548 $6.4737	$460,757.58 $476,884.10 $493,575.04 $510,850.17

*Anything herein to the contrary notwithstanding, Sublessee shall not be obligated to pay Base Rent or Additional Rent with respect to the Second Floor Premises prior to the Second Floor Commencement Date (subject to the one day for one day rent abatement provisions set forth in Paragraph 9 of this Sublease).
Base Rent and recurring monthly payments of Additional Rent, as defined in Paragraph 4.B below, if any, shall be paid on or before the first (1st) day of each month. Nonrecurring payments of Additional Rent shall be due thirty (30) days following Sublessor’s delivery of an invoice therefor to Sublessee. Base Rent and Additional Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on a thirty (30) day month. If an increase in Base Rent

Exhibit 10.2
becomes effective on a date other than the first day of a calendar month, the Base Rent for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which the rate is in effect. Base Rent and Additional Rent shall be payable without notice or demand and without any deduction, offset, or abatement (except as expressly set forth herein, or in the provisions of the Master Lease which are incorporated herein by reference), in lawful money of the United States of America. For the purposes of the immediately preceding sentence, if Sublessor is entitled to an abatement of rent payable under the Master Lease as a consequence of a service interruption as described in Section 7.12 of the Original Master Lease, which service interruption affects the Subleased Premises, or applicable portion thereof, then Sublessee shall be entitled to a parallel abatement of Rent payable hereunder in connection with such service interruption. Base Rent and Additional Rent shall be paid directly to Sublessor by Automated Clearing House (ACH) direct payment in accordance with the following instructions, or pursuant to such other instructions or in such other manner as may be reasonably designated in writing by Sublessor:
Bank Name:    XXXXX
Bank Routing Number:    XXXXXXXXX
Account Number:    XXXXXXXXX
Account Name:     XXXXXXXXX
B.Additional Rent. All monies other than Base Rent required to be paid by Sublessor under the Master Lease as to the Subleased Premises during the Term shall be paid by Sublessee hereunder as and when such amounts are due under the Master Lease, as incorporated herein; for avoidance of doubt. Sublessee shall be responsible for costs associated with (i) Excess Electrical Usage (as defined in Section 7.1 of the Original Master Lease) within the Subleased Premises, (ii) HVAC provided at Sublessee’s request during Overtime Periods as described in Section 7.5 of the Original Master Lease, (iii) additional cleaning of the Subleased Premises described in Section 7.6 of the Original Master Lease, and (iv) excess refuse removal costs associated with the Subleased Premises as described in Section 7.8 of the Original Master Lease. All such amounts shall be deemed additional rent (“Additional Rent”). Base Rent and Additional Rent hereinafter collectively shall be referred to as “Rent”.
C.Payment of First Month’s Rent. Within three (3) business days after the mutual execution of this Sublease and satisfaction of all of the Contingencies, Sublessee shall pay to Sublessor the sum of Two Hundred Sixteen Thousand Fifty-Two and 53/100 Dollars ($216,052.53), which shall be applied toward the first month’s Base Rent payable with respect to the Third Floor Premises for the first month of the Term.
5.Holdover: Sublessee acknowledges that the Master Lease expires on the Expiration Date and it is critical for Sublessee to vacate and surrender the Subleased Premises as required herein on or before such date. In the event that Sublessee does not surrender the Subleased Premises by the Expiration Date in accordance with the terms of this Sublease, Sublessee shall (a) indemnify, defend, protect and hold harmless Sublessor from and against all loss and liability resulting from Sublessee’s delay in surrendering the Subleased Premises and (b) pay Sublessor holdover rent under this Sublease solely as to the Subleased Premises as provided in Section 4.6 of the Original Master Lease (as modified by the First Amendment), as incorporated herein.
6.Repairs: Sublessor shall deliver the Subleased Premises to Sublessee in vacant (other than the Furniture, defined below), working order and broom clean condition (“Delivery Condition”). To the extent the applicable Subleased Premises is not delivered to Sublessee in Delivery Condition, as its sole recourse, Sublessee may notify Sublessor of such deficiency within thirty (30) days following the date of actual delivery of the applicable Subleased Premises to Sublessee, and Sublessor shall either, at its sole cost, remedy such deficiency as soon as reasonably practicable thereafter (if such maintenance is Sublessor’s obligation under the Master Lease) or request that Master Lessor perform the same. The parties acknowledge and agree that Sublessee is otherwise subleasing the Subleased Premises on an “as is” basis, and that Sublessor has made no representations or warranties with respect to the condition of the Subleased Premises except as set forth in this paragraph. Except for any costs to be incurred to place the Subleased Premises in the Delivery Condition, Sublessor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law in order to put the same in Delivery Condition. Master Lessor shall be solely responsible for performance of any repairs required to be performed by Master Lessor under the terms of the Master Lease. To Sublessor’s knowledge, Sublessor has not received any notice from any governmental agency that the Subleased Premises do not comply with applicable laws.
7.Assignment and Subletting: Sublessee may not assign this Sublease, sublet the Subleased Premises, transfer any interest of Sublessee therein or permit any use of the Subleased Premises by another party (collectively, “Transfer”), without the prior written consent of Sublessor and Master Lessor; provided, however, Sublessor’s consent shall not be required for a Permitted Transfer as described in Section 14.2(d) of the Original Master Lease, as incorporated herein and Sublessor’s consent to any other Transfer shall be governed by the provisions of Article 14 of the Original Master Lease, as said Article 14 has been amended by Section 3.AA of the First Amendment, as incorporated herein. Sublessee acknowledges that the Original Master Lease contains a “recapture” right in Section 14.2(b) (as amended by Section 3.AA of the First Amendment), and that Sublessor may withhold consent to a proposed Transfer if Master Lessor notifies Sublessor that the recapture right will apply to such Transfer. Any Transfer without such consent shall be void and, at the option of Sublessor, shall be a Default herein. Sublessor’s waiver or consent to any assignment or subletting shall be ineffective unless set forth in writing. Any Transfer shall be subject to the terms of Article 14 of the Master Lease.
8.Use: Sublessee may use the Subleased Premises only for the uses identified in Section 2.1(v) of the Original Master Lease. Sublessee shall not use, store, transport or dispose of any hazardous material in or about the Subleased Premises; provided, however, Sublessee may incidentally use cleaning agents, “white-out”, toner in toner cartridges and other hazardous materials used in connection with general office use (so long as the same is used in compliance with applicable Laws) and maintenance materials as described in Section 21.1(b)(2) of the Original Master Lease. Sublessee shall comply with all reasonable rules and regulations promulgated from time to time by Master Lessor.
9.Delivery and Acceptance: If Sublessor fails to deliver possession of the applicable floor of the Subleased Premises to Sublessee as of the required delivery dates as specified in Paragraph 3.A, then, except as set forth herein, this Sublease shall not be void or voidable, nor shall Sublessor be liable to Sublessee for any loss or damage; provided, however, that if Sublessor fails to deliver the Third Floor Premises within ninety (90) days of the Third Floor Required Delivery Date or the Second Floor Premises within ninety (90) days of the Second Floor Required Delivery Date, the date Sublessee is otherwise obliged to commence payment of Base Rent as to such floor shall be delayed by one day for each day the delivery date for such floor is delayed beyond such date. Sublessor and Sublessee hereby acknowledge and agree that the ninety (90) day periods referred to in the immediately preceding sentence shall not be extended by any Permitted Delay(s).
10.Improvements: No alteration or improvements shall be made to the Subleased Premises (“Alterations”), except in accordance with Article 9 of the Original Master Lease, as amended by Section 3.W of the First Amendment, as incorporated herein, and with the prior written consent of both Master Lessor and Sublessor (except that if Master Lessor consents to such Alterations, Sublessor’s consent shall not be unreasonably withheld, conditioned or delayed), and Sublessor shall have the right, by delivering notice to Sublessee concurrently with Sublessor’s consent to any proposed Alterations (except in the case of Cosmetic Alterations (as defined in the Master Lease), where such notice shall be delivered pursuant to Section 9.1(h) of the Original Master Lease, as amended by Section 3.W of the First Amendment), to require Sublessee to restore such Alterations as of the date of expiration or sooner termination of this Sublease. Notwithstanding the foregoing, subject to Master Lessor’s and Sublessor’s consents (which shall not be unreasonably withheld, conditioned or delayed), Sublessee may, at its own expense, in accordance with

Exhibit 10.2
Article 9 of the Original Master Lease, as amended by Section 3.W. of the First Amendment, as incorporated herein, (x) install its own security system, inclusive of the installation of card readers, cameras and/or sensors in or governing access to the Subleased Premises to manage internal access control and CCTV, and (y) following receipt of delivery of the Second Floor Premises, convert the café in the Second Floor Premises to an all hands/training facility. In addition, notwithstanding the foregoing, Sublessee shall have the right to source direct exclusive fiber connection to the Building, subject to the terms of the Master Lease and Master Lessor approvals.
11.Insurance: Sublessee shall obtain and keep in full force and effect, at Sublessee’s sole cost and expense, during the Term the insurance required under Article 11 of the Original Master Lease, as incorporated herein. Sublessee shall name Master Lessor and Sublessor as additional insureds under its liability insurance policy. The release and waiver of subrogation set forth in Section 11.5 of the Master Lease, as incorporated herein, shall be binding on the parties. Additionally, Sublessor agrees to reasonably cooperate with Sublessee in requesting Master Lessor’s agreement that (a) such release and waiver of subrogation shall extend to and cover Master Lessor and Sublessee, and (b) to accept certificates of the required insurance coverage (and Sublessor similarly agrees to accept such certificates) in lieu of the requirement for delivery of full policies.
12.Default: Sublessee shall be in Default under this Sublease if Sublessee commits any act or omission which constitutes an “Event of Default” under the Master Lease, which has not been cured after delivery of any written notice and passage of the applicable grace period provided in the Master Lease as modified, if at all, by the provisions of this Sublease. In the event of any Default by Sublessee, Sublessor shall have all remedies provided pursuant to Sections 17.2 and 17.3 of the Original Master Lease and by applicable law, including damages that include the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that the lessee proves could be reasonably avoided and the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).
Except as otherwise expressly set forth in this Sublease, in case of any breach of this Sublease by Sublessor, Sublessee shall have all of the rights and remedies against Sublessor as would be available to Sublessor against Master Lessor under the Master Lease (to the extent the provisions thereof have been incorporated by reference into this Sublease without modification) if such breach were made by Master Lessor thereunder.
13.Surrender: Prior to expiration of this Sublease, Sublessee shall remove all of its trade fixtures and shall surrender the Subleased Premises to Sublessor in the condition required under Section 8.4 of the Original Master Lease. If the Subleased Premises are not so surrendered, then Sublessee shall be liable to Sublessor for all liabilities Sublessor incurs as a result thereof, including costs incurred by Sublessor in returning the Subleased Premises to the required condition. Notwithstanding the foregoing and notwithstanding anything to the contrary set forth in Paragraph 17.A. below, in no event shall Sublessee be required to remove any improvements existing in the Subleased Premises on the commencement date of the Early Access Period as to the applicable floor of the Subleased Premises. In addition, unless required by Master Lessor under the terms of the Master Lease, Sublessee shall not be required to restore any cosmetic improvements to the Subleased Premises (e.g. painting and carpeting) at the expiration or earlier termination of this Sublease.
14.Broker: Sublessor and Sublessee each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen other than Cornish & Carey Commercial, Inc. doing business as Newmark Knight Frank (“Newmark Knight Frank”) representing Sublessee and Jones Lang LaSalle representing Sublessor in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party’s actions or dealings with such agent, broker, salesman, or finder. The provisions of the immediately preceding sentence shall survive the expiration or earlier termination of this Sublease.
15.Notices: Unless at least five (5) days’ prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below its signature at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be (a) personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered upon receipt, if personally delivered (unless such day is a weekend or holiday, in which event such notice shall be deemed delivered on the next-succeeding business day), one (1) business day after being submitted to an overnight courier service for “next business day” delivery and three (3) business days after mailing, if mailed as set forth above. All notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.
16.Miscellaneous: Sublessor has not had an inspection of the Premises performed by a Certified Access Specialist as described in California Civil Code § 1938. A Certified Access Specialist (CASp) can inspect the Subleased Premises and determine whether the Subleased Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Subleased Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Subleased Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Subleased Premises. Capitalized terms used but not defined in this Sublease shall have the meanings ascribed to such terms in the Master Lease.
17.Other Sublease Terms:
A.Incorporation by Reference. Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”; (ii) each reference to the “Leased Premises”, “Premises” or “Phase of the Premises” shall be deemed a reference to the “Subleased Premises”; (iii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublessor” and “Sublessee”, respectively, except as otherwise expressly set forth herein; (iv) each reference to “Annual Base Rent” shall be deemed a reference to an amount equal to twelve times the monthly Base Rent hereunder, and references to Monthly Base Rent shall mean the Base Rent hereunder; (v) each reference to “Building” shall be deemed a reference to Building 970 only; (vi) each reference to the Rent Commencement Date shall be to the “Commencement Date” (or as to the Second Floor Premises, the Second Floor Commencement Date); (vii) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Master Lessor under the Master Lease, the sole obligation of Sublessor shall be to request the same in writing from Master Lessor as and when requested to do so by Sublessee, and to use Sublessor’s reasonable efforts (without requiring Sublessor to spend more than a nominal sum) to obtain Master Lessor’s performance (subject to the provisions of the immediately following paragraph); (viii) with respect to any obligation of Sublessee to be performed under this Sublease, wherever the Master Lease grants to Sublessor a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Sublessee shall have three (3) fewer days to perform the obligation, including, without limitation, curing any Defaults; (ix) with respect to any approval required to be obtained from the “Landlord” under the Master Lease, such consent must be obtained from both Master Lessor and Sublessor, and the approval of Sublessor may be withheld if Master Lessor’s consent is not obtained (provided that Sublessor agrees to use reasonable efforts to cooperate with Sublessee in requesting any such consent from Master Lessor); (x) in any case where the “Landlord” reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of,

Exhibit 10.2
enter or use the Premises or any areas beneath, above or adjacent thereto, perform any actions or cure any failures, such reservation or right shall be deemed to be for the benefit of both Master Lessor and Sublessor; (xi) in any case where “Tenant” is to indemnify, release or waive claims against “Landlord”, such indemnity, release or waiver shall be deemed to cover, and run from Sublessee to, both Master Lessor and Sublessor; (xii) in any case where “Tenant” is to execute and deliver certain documents or notices to “Landlord”, such obligation shall be deemed to run from Sublessee to both Master Lessor and Sublessor; (xiii) all payments shall be made to Sublessor; (xiv) Sublessee shall pay all consent and review fees set forth in the Master Lease to each of Master Lessor and Sublessor (provided that Sublessor shall be solely responsible for any consent and review fees imposed by Master Lessor in connection with Master Lessor’s review of this Sublease and issuance of its consent hereto); (xv) Sublessee shall not have the right to terminate this Sublease due to casualty, condemnation, or service interruption unless Sublessor has such right under the Master Lease; (xvi) all “profit” under sub-subleases and assignments by Sublessee (after deducting Sublessee’s expenses in a manner consistent with Section 14.2(b) of the Original Master Lease, as amended by Section 3.AA of the First Amendment) shall be paid to Sublessor; (xvii) all requests for repairs under Section 8.3 shall be sent to Sublessor at its address below; (xviii) the recapture rights set forth in Section 14.2(b) of the Original Master Lease (as amended by Section 3.AA of the First Amendment) shall apply to any Transfer by Sublessee other than subleases of less than fifty percent (50%) of the Subleased Premises for a term which could not expire (including pursuant to extension options) after the first eighteen (18) months of the Term of this Sublease; (xix) subpart (ii) of the sentence of Section 22.16 of the Original Master Lease (as modified by Section 3.DD. of the First Amendment) regarding Master Lessor ceasing to operate or terminating Sublessor’s use of the fitness center, recreation center or yoga room shall apply only to the extent Sublessor actually gets a reduction in Annual Base Rent as to the Subleased Premises; and (xx) Sublessor shall not enter into any agreement with Master Lessor that will materially increase any of the monetary obligations of Sublessee under this Sublease.
If, after Sublessor’s commercially reasonable efforts to cause Master Lessor’s performance or observance (as described in clause (vii) of the immediately preceding paragraph), (A) Master Lessor shall remain in default under the Master Lease in any of its obligations to Sublessor with respect to the Subleased Premises (beyond any applicable notice and cure period), (B) Sublessor does not, promptly following its receipt of a written request from Sublessee, (i) take action for the enforcement of Sublessor’s rights against Master Lessor with respect to such default and/or continue to take such action until such Master Lessor default is cured, or (ii) cure any such default to the extent Sublessor is permitted to do so pursuant to the provisions of the Master Lease, (C) Sublessor does not assign to Sublessee the right to take enforcement action against Master Lessor in the name of Sublessor with respect to such Master Lessor default and (D) the Master Lessor default materially impairs Sublessee’s use and/or occupancy of the Subleased Premises, or any part thereof, then Sublessee shall have the right to take enforcement action against Master Lessor in Sublessee’s own name (and solely for that purpose, and only to such extent, all of the rights of Sublessor to enforce any such obligations of Master Lessor under the Master Lease are hereby conferred upon and are conditionally assigned to Sublessee and Sublessee is hereby subrogated to such rights to enforce such obligations (including the benefit of any recovery or relief)). Notwithstanding the foregoing, in no event shall Sublessee be entitled to take such action in its own name if such action would constitute a breach or default under the Master Lease. Sublessee shall indemnify, defend and hold Sublessor harmless from and against all loss, cost, liability, claims, damages and expenses (including, without limitation, reasonable attorneys' fees), penalties and fines incurred in connection with or arising from any such enforcement action taken against Master Lessor by Sublessee pursuant to this paragraph. The obligations of Sublessee under the immediately preceding sentence shall survive the expiration or earlier termination of this Sublease.
Notwithstanding the foregoing, the following provisions of the Master Lease shall not be incorporated herein: Article 1 (except Sections 1.1, 1.10, and 1.11), 2.1(b), 2.1(c) (the reference to “Building 910”), 2.1(k), 2.1(l), 2.1(r), 2.1(t), 2.1(u), 2.1(w)-(y), 3.1 (except the first three sentences), 3.2 (second-fourth sentences are not incorporated herein other than the clause in the second sentence granting non-exclusive rights to the use of the Common Areas), 3.3-3.7, 4.1 (the last sentence), 4.2, 4.7 (the last sentence), 4.10 (and all references to the L C, the L C Amount, the L C Security Deposit and New L C Security Deposit Amount), Article 5, Sections 6.1 (the 1 per 125 density restriction), 6.2 (first sentence before “Tenant”), 7.13 (first sentence), 9.1(a) (the last sentence), 9.1(h) (last sentence), 15.1 (first and last sentences), 17.4 (third and fourth sentences) and 18.2(d), Article 19, Article 20 (last sentence), Sections 21.1(c)(1) (first sentence), 21.1(e) (clause (i) only),

22.5, and 22.11 (however, Sublessee will comply with any request for financials made by Master Lessor under Section 22.11 of the Master Lease, as may be modified by Master Lessor’s consent), Exhibits A-C and G, all references to the “Server Room”, “Tenant’s Work”, and the “L C Amount” of the Original Master Lease, the First Amendment to Office Lease Agreement (except Sections 3.R., 3.W., 3.AA (with the first parenthetical in subpart (1) being deemed modified for purposes of this Sublease to change “sixty-five percent (65%)” to “fifteen percent (15%)” and the second parenthetical in subpart (1) being deleted), and 3.DD), Second Amendment to Office Lease Agreement, Third Amendment to Office Lease Agreement, Fourth Amendment to Office Lease Agreement (except Sections 3.B., 3.R. (but only to the extent such Section 3.R. is applicable to the Subleased Premises and/or Sublessee’s interest, if any, in Common Areas on the real property on which the Phase 9 Premises is located), 3.T., 3.V., 3.W., 3.Y. (excluding references to Samsara), 3.Z. (excluding references to Buildings 910, 950, and 960 only), 3.BB. (except the number of passes and the fourth sentence, starting with “Tenant may reserve…” and ending with “use the barbeques or barbeque areas” and the last sentence (except that if Master Lessor transfers operation of the fitness center and/or cafeteria to Sublessor, then, subject to Master Lessor’s consent, Sublessor will allow Sublessee to use the fitness center and/or cafeteria, as the case may be, during the balance of the Sublease term for so long as the fitness center and/or cafeteria, as applicable continue in operation by Sublessor, provided Sublessee pays its pro rata share (as reasonably determined by Sublessor) of Sublessor’s costs to operate the same)), and Fifth Amendment to Office Lease Agreement (except Section 4.D. (as pertains to the 910/970 Expiration Date and the 910/970 Term), Section 4.K. (as pertains to the Phase 4 Premises) and Section 4.M. (except the number of passes shall be as provided in Paragraph 23 hereof)). In addition, notwithstanding subpart (iii) above, (a) references in the following provisions to “Landlord” shall mean Master Lessor only: Sections 1.1, 2.1(h), 3.2, 6.2(a), 7.1 (first reference), 7.2 (second, fourth, fifth and sixth reference), 7.3, 7.4 (first and penultimate sentences), 7.6, 7.7 (first sentence), 7.8 (except last sentence), 7.11, 7.12 (second reference and third sentence (except the last reference in the third sentence), and the last three references), 7.13, 7.15 (seventh and eighth sentences, and penultimate reference in the last sentence), 8.1 (second and third sentences), 8.2 (first sentence), 8.3 (second reference), 10.1, 10.2, 10.4 (first reference in the penultimate sentence), 13.1 (third and fifth sentences), 22.3 (last sentence), and 22.16 (seventh-eleventh sentences); and (b) references in the following provisions to “Landlord” shall mean Master Lessor and Sublessor: Sections 2.1(m), 4.5, 4.9, 6.4 (fifth sentence), 7.4 (second sentence and first reference in last sentence), 7.8 (last reference), 7.14 (first sentence), 7.15 (first two sentences), 9.1(b) (last reference in the first sentence), 9.2, 11.1(a), 11.4 and 12.1.
B.Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Lessor thereunder. Sublessee hereby expressly assumes and agrees during the Term: (i) to comply with all provisions of the Master Lease which are, and as, incorporated hereunder; and (ii) to perform all the obligations on the part of the “Tenant” to be performed under the terms of the Master Lease during the Term which are, and as, incorporated hereunder. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously with such termination without any liability of Sublessor to Sublessee, except as expressly set forth herein. In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublessor and Sublessee, the provisions of this Sublease shall control. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease, as incorporated herein, the express provisions of this Sublease shall prevail.
C.Sublessor’s Representation and Consent. Sublessor represents and covenants to Sublessee:
(i)Sublessor is the holder of the entire interest of the “Tenant” under the Master Lease;
(ii)the Master Lease described in the Recitals and attached hereto as Exhibit A is a complete and accurate copy of the entire Master Lease, has not been modified, amended or terminated and is in full force and effect;
(iii)Sublessor is not in default under the Master Lease;

Exhibit 10.2
(iv)To Sublessor’s knowledge, Master Lessor is not in default under the Master Lease;
(v)Sublessor will not enter into any amendment or modification of the Master Lease which would materially adversely affect Sublessee’s rights under this Sublease or its use and occupancy of or access to the Subleased Premises without the prior written consent of Sublessee;
(vi)Sublessor will not enter into any agreement voluntarily terminating the Master Lease without Sublessee’s prior written consent (this Sublease will not, however, be deemed to preclude Sublessor from exercising any right to terminate the Master Lease as a consequence of casualty or condemnation or pursuant to any other express termination rights in the Master Lease, or agreeing to terminate this Sublease if Master Lessor or a successor tenant agrees to permit Sublessee to remain in the Subleased Premises for the remainder of the Term on the terms of this Sublease);
(vii)Sublessor will promptly deliver to Sublessee a copy of any notice of default under the Master Lease which Sublessee receives from Master Lessor or delivers to Master Lessor or any notice received or sent by Sublessor which contains information which would materially impact Sublessee’s use or occupancy of the Subleased Premises; and
(viii)Sublessor has full power and authority to enter into this Sublease, subject to Master Lessor consenting to such subletting pursuant to this Sublease.
18.Contingencies: This Sublease and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon (i) Master Lessor’s consent in commercially reasonable form to this Sublease, (ii) the mutual execution and delivery of the Assignment, and (iii) Station 2 Landlord’s consent in commercially reasonable form to both the Assignment and the early termination of the OneSignal Sublease, as defined in the Assignment (or as to the termination, Station 2 Landlord’s written confirmation that its consent is not required) (the “Contingencies”). Each party shall use commercially reasonable and diligent efforts to obtain the foregoing consents, including by promptly executing Master Lessor’s and Station 2 Landlord’s commercially reasonable consent forms. Notwithstanding the foregoing, if, despite such efforts, the parties fail to satisfy any of the foregoing Contingencies by April 1, 2023, then Sublessor or Sublessee may terminate this Sublease by giving the other party written notice thereof prior to the date the Contingencies are satisfied or waived and, in the event of such termination of this Sublease, all Rent paid by Sublessee hereunder, if any, shall be promptly refunded to Sublessee.
19.Termination; Recapture: Notwithstanding anything to the contrary herein, Sublessee acknowledges that, under the Master Lease, both Master Lessor and Sublessor have certain termination and recapture rights, including, without limitation, in Section 7.12, Article 10.1 and Sections 13.1, and 14.2(b). Nothing herein shall prohibit Master Lessor or Sublessor from exercising any such rights and neither Master Lessor nor Sublessor shall have any liability to Sublessee as a result thereof. In the event Master Lessor or Sublessor exercise any such termination or recapture rights, this Sublease shall terminate without any liability to Master Lessor or Sublessor.
20.Parking. Subject to Master Lessor’s consent, Sublessee will be entitled, at no additional cost to Sublessee, to its pro-rata allocation of parking spaces allocable to Sublessee pursuant to Article 20 of the Original Master Lease (as the same has been amended), as incorporated herein (i.e., approximately 65% of the spaces under the Building (32% prior to the Second Floor Commencement Date) and the remainder in the surface lots and above-ground portions of Parking Structures A and B), subject to Master Lessor’s procedures.
21.Signage: Subject to the prior written consent of Master Lessor and Sublessor (Sublessor’s consent not to be unreasonably withheld, conditioned or delayed), Sublessee shall have the right to install signage consisting of Sublessee’s name on the monument located adjacent to the front entrance of Building 970 (the “Monument Signage”); provided, that, such Monument Signage is installed in compliance with the provisions of this Sublease and the Master Lease and all applicable laws. The Monument Signage shall be maintained by Sublessee in good condition and repair and shall be removed by Sublessee at the expiration or earlier termination of this Sublease. Sublessee shall install, maintain, and remove the Monument Signage at Sublessee’s sole cost and expense. In addition, subject to the prior written consent of Master Lessor and Sublessor, Sublessee shall have the right to install signage in the Building 970 ground floor lobby and to list its name on the directory, if any, in the Building 970 ground floor lobby. Sublessee also shall be permitted to install identification signage anywhere in the Subleased Premises (provided such signage is not visible from the outside of the Building), including in the elevator lobby located on each floor of the Subleased Premises, all of which signage shall comply with Law and be subject to Master Lessor’s and Sublessor’s approval, which approval by Sublessor shall not be unreasonably withheld. At the expiration or earlier termination of this Sublease, Sublessee shall remove all of its signage installed pursuant to the terms of the immediately preceding sentence at Sublessee’s sole cost and expense.
22.Furniture, Fixtures and Equipment: Sublessee shall have the right to use during the Term the office furnishings and equipment within the Subleased Premises that are identified on Exhibit C attached hereto, as such exhibit may be adjusted by mutual agreement of the parties prior to the Third Floor Premises Delivery Date (the “Furniture”), provided Sublessee may only use the Furniture located in the Second Floor Premises after the Second Floor Commencement Date. The Furniture is provided in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever. Sublessee shall insure the Furniture under the property insurance policy required under the Master Lease, as incorporated herein, and pay all taxes with respect to the Furniture. Sublessee shall maintain the Furniture in good condition and repair, reasonable wear and tear excepted, and shall be responsible for any loss or damage to the same occurring during the Term. Sublessee shall surrender the Furniture to Sublessor upon the termination of this Sublease in the same condition as exists as of the applicable Delivery Date, reasonable wear and tear excepted. Sublessee shall not remove any of the Furniture from the Subleased Premises. Notwithstanding anything to the contrary herein, Sublessee may provide Sublessor with written notice one (1) time not less than forty-five (45) days prior to the Third Floor Premises Delivery Date that lists any items of Furniture that Sublessee does not want to use and Sublessor shall, at no cost to Sublessee, remove such items from the Subleased Premises prior to the Third Floor Premises Delivery Date and such items shall no longer be considered Furniture hereunder. Notwithstanding the foregoing, provided Sublessee is not in default beyond the expiration of any applicable cure or grace period as of the date of the expiration or earlier termination of this Sublease, which condition may be waived by Sublessor in its sole discretion, then upon the expiration or earlier termination of this Sublease, the Furniture shall become the property of Sublessee, and Sublessee shall accept the same in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever except as provided in the Bill of Sale referred to in the following sentence. In the event the Furniture is to become the property of Sublessee upon the expiration or earlier termination of this Sublease pursuant to the terms of the immediately preceding sentence, then Sublessor agrees to execute and deliver to Sublessee a Bill of Sale in the form of Exhibit D attached hereto conveying and transferring to Sublessee the Furniture.
23.    Conduit; Shared Amenities. On or before the commencement of the Early Access Period, Sublessor shall deliver, at no cost to Sublessee, one (1) direct 4” conduit pathway from Building 960 to the MDF room located on the third floor of Building 970 or a reasonable alternative to achieve the same connectivity that is reasonably approved by Sublessee. Subject to Master Lessor’s consent, Sublessee shall have the right to use the “Shared Amenities” pursuant to Section 22.16 of the Original Master Lease (as the same has been amended), as incorporated herein, subject to Master Lessor’s restrictions and procedures; provided Sublessee shall have only 15 passes to the fitness center.
24.    Enforcement of Master Lessor’s Obligations under Master Lease. Upon written request made by Sublessee to Sublessor, Sublessor will request that Master Lessor perform Master Lessor’s obligations under the Master Lease to, as applicable, (a) correct latent defects in the design and construction of the shell Building; (b) remove or otherwise remediate any Hazardous Materials not introduced by Sublessor or Sublessee; (c) repair and maintain structural components and building systems (e.g. roof, foundation, external walls, interior structural walls, utility lines, and building systems, equipment and facilities); and (d) maintain the Building common areas, if any, serving the Subleased Premises.

Exhibit 10.2
25.Security. Sublessee, at Sublessee’s sole cost, shall have the right to hire a third party security firm to provide on-site security subject to the terms of Section 7.15 of the Original Master Lease and Master Lessor approvals.
26.    Proportionate Abatement of Rent. To the extent Master Lessor actually grants Sublessor proportional abatement of Rent as provided in Sections 7.12, 10.4 or 13.1 of the Original Master Lease, Sublessor shall equitably allocate to Sublessee any portion of such abatement received from Master Lessor that corresponds to Sublessee’s inability to use the Subleased Premises, or applicable part thereof.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the Effective Date.
SUBLESSOR:    SUBLESSEE:
ROBLOX CORPORATION,    GUIDEWIRE SOFTWARE, INC.,
a Delaware corporation    a Delaware corporation
By: /s/ MIKE GUTHRIE     By: /s/ JEFF COOPER
Name: Mike Guthrie     Name: Jeff Cooper
Its: Chief Financial Officer     Its: Chief Financial Officer
Address: One Franklin Parkway    Address Prior to Commencement Date of Sublease: San Mateo, CA 94403-1906        2850 South Delaware Street
    Attention: Legal Department    San Mateo, California
        and Finance    Attn: General Counsel
     Department
Address Following Commencement Date of Sublease:
     One Franklin Parkway, Building 970
     Third Floor
     San Mateo, CA 94403-1906
Attn: General Counsel